Exhibit 4.3

[handwritten] 2807102 / 1480799

AMENDMENT TO BANK CREDIT BILL – WORKING CAPITAL NO. 87/293677.7

BANK CREDIT BILL NO. 87/293677.7	CLIENT BRANCH/ACCOUNT NUMBER 0403/0.704691 8
I. BANK
BANCO SANTANDER (BRASIL) SA, with registered office in SÃO PAULO/SP, at Avenida Presidente Juscelino Kubitschek, 2041 e 2235, Bloco A, Vila Olímpia, registered with the Taxpayers’ Registry of the Ministry of Finance under no. CNPJ/MF 90400888/0001-42

II. CLIENT	Corporate name TIM CELULAR S.A.	CNPJ 04206050/0001-80
	Address AV. GIOVANNI GRONCHI, 7143	City/State SÃO PAULO/SP
III. JOINT DEBTOR / ENDORSEMENT	Corporate Name/Name INEFFECTIVE	CNPJ/MF or CPF/MF

1. The parties hereby agree that this document amended hereby was extended and the Final Term of this Bill is now 10/16/2012.
2. The parties also agree that the interest rate is now 108.00% ON CDI.
3. Additionally, the financial standards set forth before in section 5.2 are no longer required from the CLIENT from this date and, therefore, this section in the amended bill is consequently cancelled.
4. This agreement does not replace and is not a novation of the debt, and all other sections, conditions and guarantees in the amended Bill are ratified, which this document is inseparable part.
5. All other sections and conditions in the Instrument amended hereby remain unchanged and are hereby ratified, when not expressly amended by this Amendment.

SÃO PAULO, MARCH 3, 2011

[stamp:] Signatures grant powers

[signature] _______________________________ [stamp:] TIM CELULAR S/A Marco Chiarucci Financial Manager TIM CELULAR S.A.	[signature] ___________________________________ BANCO SANTANDER (BRASIL) SA
[signature] [stamp:] Rodrigo G. Galvão Finances & Treasury
[stamp] [initial] TIM LEGAL DEPARTMENT	[signature] [stamp:] Claudio Zezza CFO and RI Director

G87293677725042011
1 of 2
Customer Service: 0800-707-2399 / Ombudsman: 0800-286-8787

JOINT DEBTOR(S) / ENDORSEMENT(S)	SPOUSE AUTHORIZATION (required for endorsement guarantee):
____________________________________ INEFFECTIVE	____________________________________ Name: INEFFECTIVE CPF: Marriage regime:
____________________________________ INEFFECTIVE	____________________________________ Name: INEFFECTIVE CPF: Marriage regime:
____________________________________ INEFFECTIVE	____________________________________ Name: INEFFECTIVE CPF: Marriage regime:
____________________________________ INEFFECTIVE	____________________________________ Name: INEFFECTIVE CPF: Marriage regime:

WITNESSES:
1. [signature] _______________________________________ Name: [stamp:] Yara Cerqueira Assunção Neves CPF 129751518-88 RG 20595368-1 CPF/MF:	2. [signature] ______________________________ Name: CPF/MF [stamp:] Cristiane Gonçalves Silva RG. 44495829-0

[stamp] [initial]
TIM LEGAL DEPARTMENT

G87293677725042011
2 of 2
Customer Service: 0800-707-2399 / Ombudsman: 0800-286-8787

[watermark – Non-Negotiable]
[logo:] Banco Real ABN AMRO	872936777CCB
BANK CREDIT BILL
WORKING CAPITAL
The CLIENT qualified below issues this Bank Credit Bill to be governed by the terms set forth in the preamble and sections below.
BANK CREDIT BILL NO. WORKING CAPITAL: 872936777	BRANCH CODE: 403 CLIENT ACCOUNT NUMBER 0704691
I. BANK
BANCO ABN AMRO REAL S/A, with registered office in São Paulo/SP, at Avenida Paulista 1374 – 3°andar, registered with the Taxpayers’ Registry of the Ministry of Finance under no. CNPJ/MF 33066408/0001-15

II. CLIENT	Corporate name TIM CELULAR S.A.	CNPJ 004206050/0001-80
	Address AV. GIOVANNI GRONCHI, 7143	City SÃO PAULO	State SP
III. JOINT DEBTOR / ENDORSEMENT	1) Corporate Name/Name	CNPJ/MF or CPF/MF
	Address	City	State
	2) Corporate Name/Name	CNPJ/MF or CPF/MF
	Address	City	State
	3) Corporate Name/Name	CNPJ/MF or CPF/MF
	Address	City	State
IV – SPECIFICATION OF CREDIT OPERATION	1. Amount of loan R$ 50,000,000.00	2. Date of 1st installment 11/4/2008	3. Installment amount (for fixed installments) ACCORDING TO ATTACHED PAYMENT SCHEDULE
	4. Number of installments 6	5. Final payment 4/25/2011	6. Acquisition Fee R$ 200.00 (paid cash)
	7. IOF amount R$ 938,249.99 ( ) financed (X) cash ( ) exempted	8. Effective Rate 0% month 0% year	9. Location of payment RIO DE JANEIRO
10. Interest ( ) Prefixed: interest equal to Effective Rate ( ) Post-fixed: interest equal to Effective Rate + TR (X) Floating rate: interest equal to Effective Rate + 109.6% CDI
11. Payment terms
(  ) Principal on final payment and monthly interest
(  ) Principal and interest on final payment
(  ) Principal and monthly interest in equal installments
(X ) Principal according to attached schedule added with interest incurring on period

V. SPECIFICATION OF GUARANTEE
(  ) Secured transaction of assets described in the document attached , part of this Section
(  ) Conditional Assignment of credit rights or notes described in the document attached , part of this Section
(  ) Pledge of  assets and credit rights or notes described in the document attached , part of this Section
(  ) Mortgage on assets described in the attached mortgage agreement, part of this Section
(  ) Others

[initial] F132624	[stamp:] TIM Legal Department [initial] 1/7

[watermark – Non-Negotiable]
[logo:] Banco Real ABN AMRO	872936777CCB

PROMISE OF PAYMENT

1. CLIENT issues this Bill and promises to pay to BANK or to its order, the amount indicated in field 1 in table IV in the preamble, added with fess indicated in fields 6, 7, and 10 in table IV in the preamble, at the location and according to payment terms set forth in fields 9 and 11 in table IV in the preamble, at 04:00 pm (Brasilia time) on each payment date of interest or due date, respectively, and under other sections below, acknowledging this debt as net, payable, and enforceable on due dates set forth in this Bill.

1.1. Amounts corresponding to the Acquisition Fee and IOF should be paid on the acquisition or with the loan installments, as indicated in field 7 in table IV in the preamble.

CREDIT OPERATION

2. This Bill represents the loan operation, to fund CLIENT’s productive activity in the amount indicated in field 1 in table IV in the preamble , by the BANK by means of credit realized, on this date, in CLIENT’s bank account indicated in the preamble.

INTEREST

3. Interest, capitalized daily, will incur on debt balances under the terms in current laws, equivalent to one of the following rates, as indicated in table IV in the preamble:
(a)	Prefixed: equal to Effective Rate in table IV;
(b)	Post-fixed: equal to Effective Rate in table IV, added with TR – Reference Fee variation in the incurrence period; and
(c)
Floating rate: equal to Effective Rate in table IV, added with floating rate corresponding to the percentage indicated in table IV in the preamble  of the CDI rate (average rate for receipt of funds in the Brazilian inter-financial market for operations outside group, named DI-Over, published daily by CETIP – Chamber of Custody and Settlement), accrued in the incurrence period.

3.1. In periods shorter than 30 (thirty) days the “pro rata” criterion (proportional to the number of days) should be used according to current rules.

TAXES AND FEES

4. Additionally to above mentioned interests, CLIENT shall pay:
a)	Acquisition Fee, in the amount set forth in table IV in the preamble, published at the branches of the BANK or at the BANK website (www.bancoreal.com.br); and
b)	IOF (Tax over Credit Operations), in the amount set forth in table IV in the preamble
4.1. The CLIENT is responsible for all taxes, duties, charges and additional costs of any nature, incurring or that may incur over the loan represented in this Bill, including those arising out of changes to rates, calculation basis, or payment terms, being obliged to pay those amounts under the current laws, or reimburse them to the BANK, as the case may be.

EARLY PAYMENT

5. Additionally to circumstances set forth in the law, this Bill shall be automatically and early due, when the entire debt balance shall be immediately payable and enforceable, should the CLIENT and/or the JOINT DEBTORS:
a)
fail to comply with any pecuniary or non-pecuniary obligation agreed upon hereunder or in the collateral agreements, if any, provided that: (a) the pecuniary non-compliance is caused by an error of technical or administrative nature, (b) this amount is paid within five (5) days from the due date, and (c) the non-pecuniary non-compliance continues with no remedy for thirty (30) days from the date when the CLIENT is notified about the non-compliance;

b)
provide any statement, representation or guarantee made or deemed to be made by the CLIENT under this Bill that is or is found to be incorrect or misleading in any relevant aspect when made or deemed to be made, unless the circumstances originating this false statements are (a) subject to be remedied (b) remedied within thirty days from the date when the CLIENT is notified about the non-compliance;

c)	failure to comply with any obligation arising out of agreements signed with the BANK or third parties in amounts equal or above R$ 75,000,000.00 (seventy five million reais);
d)
be subject to enforcement measures against credit notes and/or documents representing debts over R$ 15,000,000.00 (fifteen million reais) for which payment they are responsible, unless the CLIENT proves that the enforcement measure was adopted by error or in bad faith or, also, if the enforcement measure is cancelled within seventy two (72) hours after the BANK is informed.

[initial] F132624	[stamp:] TIM Legal Department [initial] 2/7

[watermark – Non-Negotiable]
[logo] Banco Real ABN AMRO	872936777CCB

e)	are subject to any judicial or extrajudicial measure that, at BANK’s sole discretion, may affect their ability to comply with obligations agreed upon under this Bill or collateral agreements, if any;
f)	file for, or any member of the Limited Group files, judicial or extrajudicial recovery, or file for or have bankruptcy procedures requested, including by any member of the Limited Group;
g)	terminate their activities or are subject to corporate restructure or corporate control directly or indirectly assigned to third parties, without authorization from the BANK;
h)	acquire companies that are not of the Telecommunications sector;
i)
hold, or any member of the Limited Group hold, any license or concession that is revoked, cancelled or terminated, that is necessary for their business operations, except for long-distance telecommunication businesses;

j)
are subject to enforcement measures or collateral enforcement measures against assets of the Limited Group, where the individual accounting value or market value of such assets, whatever higher, exceeds R$ 75,000,000.00 (seventy five million reais) and which is not deemed to be inapplicable or is suspended within thirty (30) days or a judicial measure is issued against the Limited Group under the terms of any bankruptcy, insolvency or  any similar law in effect on this date, or after, except, however, that this circumstance is not applicable to the CLIENT if the process is (i) incoherent or vexing, and is challenged in good faith by duly filed actions; and (ii) deemed to be inapplicable or suspended within sixty (60) days after valid notification of the enforcement measure or if a judicial measure is issued against the Limited Group, under the terms of any bankruptcy, insolvency or  any similar law in effect on this date, or after;

k)
fail to make, or any member of the Limited Group fails to make, the payment on the due date of any amount due under the terms of an unappealable decision in amount equal or beyond R$ 75,000,000.00 (seventy five million reais);

l)
sell, offer as collateral to third parties, or create any kind of lien or encumbrance on any of its assets or rights, without prior and express authorization by the BANK, except those related to long distance services;

m)
are subject, or any member of the Restricted Group is subject, to condemnation, seizure, intervention or expropriation by any governmental authority of the total or significant portion of its assets or income, except for the license and assets related to the provision of long distance telecommunication services;

n)	fail to maintain their assets, subject to insurance, duly insured against deterioration or perishing;
o)
are subject to relevant changes to their economic financial status that, at BANK’s sole discretion, may compromise their ability to comply with obligations agreed upon under this Bill or collateral agreements, if any;

p)
fail to grant to the BANK the same rights and privileges applicable to any other CLIENT’s creditor, present and future, with the same credit rating, thus being treated with equality under all aspects, and CLIENT, when needed, must execute all required documents, including amendments to this Bill, to ensure such equalitarian treatment to the BANK, except those arising   out of funding operations executed with BNDES or security credits.

5.1. BANK is not obliged to release the funds to the CLIENT should any of the above circumstances occur before such release.
For purposes of this Section:
“Limited Group” refers to the CLIENT, the JOINT DEBTOR, TIM Participações S.A. and TIM Nordeste S.A.

5.2. Also, in order to ensure that the CLIENT is under financial conditions to pay this debt, the CLIENT agrees upon compliance, during the term of this Bill, with the following financial standards, according to data in its consolidated financial statements for the period:
a)  maximum ratio between “Consolidated Net Debt” (as defined below) and “Consolidated EBITDA” (as defined below) to be calculated annually, starting in June 2008, is 2.0;
b) minimum Interest Cover Ratio of 2.25.

For purposes of this Section, the terms below shall have the following meanings:
“Loans” means, at any time, the principal balance, capital or value of any fixed premium or minimum to be paid as early payment or redemption of any debt, related to:
(i) borrowed cash and debt balances with financial institutions;
(ii) any amount raised by acceptance according to any credit facility;
(iii) any amount raised under the terms of any purchase of notes or issuance of obligations, titles, debentures, loans for the purchase of shares or similar notes;

[initial] F132624	[stamp:] TIM Legal Department [initial] 3/7

[watermark – Non-Negotiable]

[logo:] Banco Real ABN AMRO	872936777CCB

(iv)
the amount of any liability related to any lease or rent and purchase agreement that, according to generally acceptable accounting principles, is deemed as financial lease or lease of property, plant, and equipment;

(v)	receivables sold or discounted (except receivables sold with no right of subrogation);
(vi)
any counter-indemnity obligation related to a guarantee, an indemnity, obligation, standby or document letter of credit or any other instrument issued by a bank or financial institution (except any related to commercial credit under regular course of business);

(vii)	any amounts raised by the issuance of redeemable shares, redeemable at holder’s discretion before August 26, 2005;
(viii)	any amounts of any liability related to an advancement agreement or deferred purchase agreement if one of the main reasons to execute such agreement is to raise funds;
(ix)	any amounts raised in any other transaction (including any forward sale or purchase agreement) with commercial effects as loan; and
(x)	(with no duplicity) any amounts of any liability related to any guarantee or indemnity related to any of the above mentioned items.

“Availability” means, at any time, cash denominated in reais or any other currency freely convertible into reais in the Brazilian inter-bank market and credited into an account on behalf of a member of the TB Group, with a good standing financial institution, where a member of the TB Group is the sole beneficiary, being entitled to have (i) the money reimbursed upon request, (ii) the money reimbursement not subject to the exemption of advanced payment of any debt by any member of the TB Group or any other person, or compliance with any other condition; (iii) no guarantee for such amount, except Permitted Liens guaranteeing Loans; and (iv) this amount free and immediately available to be used to amortization or pre-payment of Loans.

“Applications in Availability” means debt notes denominated in reais or any other currency freely convertible into reais in the Brazilian inter-bank market, provided that such debt notes are not convertible in any other security.

“Consolidated EBITDA” means, for any measuring period, consolidated profit of TB Group arising out of activities of such measuring period:
(i)	prior to deduction of any Consolidated Net Financial Debt;
(ii)	prior to consideration of any items classified as extraordinary or exceptional;
(iii)	prior to deduction of any amount of any profit of TB Group that is attributable to any company where the member of TB Group is entitled to minor shareholder’s voting;
(iv)	prior to deduction of any amount attributable to amortization of intangible assets or depreciation of tangible assets.
“Consolidated Net Debt” means at any time the total amount of all obligations of the TB Group, related to Loans, but:
(i)	including, in case of leases, only the then capitalized amount;
(ii)	excluding any obligation before any member of the TB Group;
(iii)
deducting the value of all Availabilities and Applications in Availabilities freely available held by any member of the TB Group at the time, ensuring that no amount is included or excluded more than once.

“Consolidated Net Financial Debt” means for any measuring period, the total amount of accrued interest, commission, fees, discounts, break costs, premiums and other financial payments related to Loans, whether paid, to be paid or capitalized by any member of the TB Group related to such measuring period:
(i)	excluding any obligation before any member of the TB Group;
(ii)	including interest if lease and rent and purchase payments to be paid by any member of the TB Group;
(iii)	including any commission, fee, discount and other payments accrued to be paid by any member of the TB Group under the terms of any interest rate hedge;
(iv)	deducting any commission, fee, discount and other payments due to any member of the TB Group under the terms of any interest rate hedge;
(v)	deducting any interest accrued due by any member of the TB Group on any deposit or bank account; and
(vi)	adding the amount of any dividend in cash or distribution paid or made by the CLIENT related to such measuring period.
“Subsidiary” means regarding any party (i) a corporation where more than 50% of outstanding voting shares are held directly or indirectly by one person and/or one or more Subsidiaries of such person, or (ii) any other person (except a corporation) where this person and/or one or more Subsidiaries of such person, directly or indirectly, holds powers to guide policies, management and affairs of such person.
“Interest Cover Ratio” means the ratio between (i) EBITDA less the depreciation and amortization in the updated financial statements and (ii) expenses with interest incurred in the same period as the EBITDA, including without limitation, expenses arising out of monetary variation.
“TB Group” means TIM Brasil Serviços e Participações SA and its Subsidiaries.

[initial] F132624	[stamp:] TIM Legal Department [initial] 4/7

[watermark – Non-Negotiable]

[logo:] Banco Real ABN AMRO	872936777CCB

5.3. CLIENT hereby agrees upon retaining a well-known audit company and informing the BANK, within 30 days from the execution of this Bill.
5.3.1. The audit service provision should include full analysis of CLIENT’s financial statements with quarterly balance sheets presented in sixty (60) days from the end of each quarter and annual audited balance sheet in ninety (90) days from the end of the fiscal year, as well as checking compliance with financial standards set forth in section 5.2 up to the termination of the operation represented by this Bill.

5.3.2. CLIENT hereby authorizes the BANK, by its representatives or agents, upon notice to the Beneficiary at least twenty four (24) hours in advance, at working time and days, free access to all its premises and accounting records for evaluation of the CLIENT’s economic-financial performance and checking compliance with obligations agreed upon in this Bill.

LATE PAYMENT CHARGES
6. Should there be any delay in the compliance with pecuniary obligations arising out of this Bill, from the date of default to the date of effective payment, due amounts will be subject to (a) 1% (one per cent) monthly interest rate, or pro rata, (b) interest per delay day, calculated according to the interest rate current on the date of payment, used by the Bank in credit operations, published on the BANK website (www.bancoreal.com.br - page Loans – item Interest Rate – Table Default and Fees), and (c) 2% (two per cent fine).

EARLY PAYMENT
7. Should the CLIENT request early payment, as a whole or in part, of this debt, the CLIENT should pay the principal to be amortized added with interest due by the end of the contractual term, discounted the percentage equivalent to the market rate expected for the remaining term at the time of payment.
7.1. The CLIENT agrees upon notifying the BANK, at least one (1) day in advance, should it intend to amortize or pay early the debt balance under this Bill.

AUTHORIZATION OF ACCOUNT DEBIT
8. The CLIENT and/or the JOINT DEBTORS authorize the BANK, irrevocably and irretrievably, to debit from their accounts while there are available funds, all the pecuniary obligations, principal and ancillary, arising out of this Bill, including installments due and unpaid, added with late payment charges agreed upon hereunder, where the CLIENT and/or the JOINT DEBTORS agree upon maintaining in their accounts funds sufficient and available to meet such debits.

GUARANTEES
9. In order to ensure compliance with obligations under this Bill the guarantees included in table V in the preamble are constituted in favor of the BANK, in separate documents, which shall be part of this Bill.

JOINT DEBTORS
10. JOINT DEBTORS, co-issuers of this Bill, hereby represent to be jointly responsible with the CLIENT for compliance with all pecuniary obligations, principal and ancillary, set forth in this Bill, and agree upon paying this debt, acknowledged as net, payable and enforceable, under the terms in section 1.

EXPENSES
11. CLIENT shall be responsible for expenses incurred by the BANK with the retention of professional services provided by lawyers and collecting agencies to receive its credits, up to appropriate legal limitations, and CLIENT is equally entitled, should the CLIENT has the need to ask for any amounts owed by the BANK.

WAIVER
12. Waiver by either party for the non-compliance with contractual obligations by the other party shall be deemed as liberality and shall not be deemed as novation, forgiveness or contractual amendment.

ASSIGNMENT PERMISSION
13. The BANK may assign or transfer, as a whole or in part, by any means set forth in the law, including upon issuance of Certificates of Bank Credit Bill, the rights, obligations, and guarantees in this Bill, and for that end, the BANK may provide the assignee with all documents related to the credit, provided that it is previously authorized by the CLIENT.

14. CLIENT may assign or transfer, as a whole or in part, by any means set forth in the law, the rights, obligations, and guarantees in this Bill for TIM Nordeste S/A (should it not be the CLIENT) or Tim Celular S/A (should it not be the CLIENT), upon prior notice top the BANK.

[initial] F132624	[stamp:] TIM Legal Department [initial] 5/7

[watermark – Non-Negotiable]

[logo] Banco Real ABN AMRO	872936777CCB

CONSULTATION AND INFORMATION BEFORE THE CENTRAL BANK
15. CLIENT and/or JOINT DEBTORS authorize the BANK to consult and include asset and liability financial information as well as guarantees under its responsibility in the information systems of the Central Bank of Brazil.

SOCIAL ENVIRONMENTAL POLICY
16. CLIENT hereby represents that funds arising out of this Bill should not be destined to any purpose and/or project that may cause social damages and that do not strictly meet legal rules and regulations governing the National Environment Policy.

17. The Parties hereby acknowledge that the CLIENT, its directors, administrators, employees and eventual contractors are subject to compliance with and meeting “Tim’s Code of Ethics” which sets forth that all the business of the CLIENT, including this agreement, should be based upon respect to: (a) the environment, including regarding the disposal of batteries, emission of polluting agents, garbage recycling; (ii) safety and health rules in work sites; (iii) honesty  and transparency with its partners, suppliers, contractors, the market and governmental entities; (iv) interests of the society and the Parties, above individual interests of its employees, representatives, and service providers, who cannot obtain for themselves and other parties, information, opportunities, businesses, advantages, gifts or benefits using the CLIENT’s name and reputation or due to their activities. TIM’s Code of Ethics is available at the website of TIM Participações SA (http://www.timparti.com.br - Area: Corporate Governance, Code of Ethics) and filed at its office and in every one of its establishments, available for public consultations.

VENUE
18. The Parties choose the courts in the city of São Paulo or the domicile of the defendant, at the sole discretion of the Plaintiff of the claim, to solve any conflicts arising out of this Bill.

FINAL TERMS
19. Should any item or section in this Bill be deemed illegal, unenforceable or ineffective for any other reason, all other items and sections should remain in full force and effective. The BANK and the CLIENT hereby agree upon negotiating, as soon as possible, item or section, as the case may be, that replaces the illegal, unenforceable or ineffective item or section. This negotiation should consider the goal of the parties on the date of signature of this agreement as well as the context within which the illegal, unenforceable or ineffective item or section was included.

20. The effects of this Bill shall be retroactive to 5/8/2008.

This Bill is issued in two (2) counterparts, and only one counterpart is negotiable.

RIO DE JANEIRO, June 6, 2008

[circular stamp NDS DAMARES [illegible] powers granted]
[signature] _____________________________ Gianandrea Castelli Rivolta TIM CELULAR SA [stamp :] Finance Administration, and Control Director	[signature] [stamp:] Mario Cesar Pereira de Araújo President	[signature] ___________________________ [stamp:] Banco ABN Amro Real SA [stamp] Luiza Helena Grilo CPF [illegible] [signature] [stamp:] José Carlos Lopes Manager

JOINT DEBTORS:

1. __________________________________	2. __________________________________
Name:	Name:

3. __________________________________
Name:

[initial] F132624	[stamp:] TIM Legal Department [initial] 6/7

[logo:] Banco Real ABN AMRO	872936777CCB

ATTACHMENT TO BANK CREDIT BILL NO. 872936777

PAYMENT SCHEDULE

INTEREST INCURRING ON THE PERIOD SHOULD BE PAID WITH EACH INSTALLMENT OF PRINCIPAL

INSTALLMENT	DATE	INSTALLMENT AMOUNT + DUTIES
01	11/04/2008	R$ 1.00
02	05/04/2009	R$ 1.00
03	11/03/2009	R$ 1.00
04	05/03/2010	R$ 1.00
05	11/01/2010	R$ 1.00
06	04/25/2011	R$ 49,999,995.00

[initial]

[initial] F132624	[stamp:] TIM Legal Department [initial] 7/7

[Blank Page]